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CONTACTS:
Sarah Lesch, (213) 954-2513       Karen Wood, (415) 395-7800
E! Entertainment Television            CNET:  The Computer Network


                        E! ENTERTAINMENT TELEVISION PURCHASES
                             CNET'S INTEREST IN E! ONLINE
           "ENTERTAINMENT'S HOME PAGE" NOW A WHOLLY-OWNED SUBSIDIARY OF E!

        LOS ANGELES, July xx -- E! Entertainment Television has purchased the 50 percent interest in E! Online owned by CNET, Inc. (Nasdaq: CNWK), it was announced today by Lee Masters, E!'s President and CEO. Launched August 5, 1996, E! Online (www.eonline.com) will now be a wholly-owned subsidiary of E! Entertainment Television. In connection with the purchase, CNET has agreed to license certain technology to E! and to provide technological and marketing consulting services to E! Online.
E! Online will continue to operate under the direction of President Jeremy
Verba.
    "This marks an exciting point in the growth of E! and E! Online," stated Masters. "Launching as a partnership with CNET last year allowed two industry leaders to create a site that became the category leader on the web in under six months. The speed with which E! Online has achieved its success and recognition from the marketplace greatly exceeded our expectations. E! Online allows E! to further brand its

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E! Online - 2

position as the entertainment news and information authority on television, internationally and online."
    According to Halsey Minor, Chairman and CEO of CNET, "CNET's unique expertise in developing Web sites allowed us to build value on the Internet very quickly for CNET and E! Entertainment Television. We are proud to have been involved in the creation of E! Online, which we believe will continue to grow and prosper under E! as one of the premier destinations on the Internet. This has been a very rewarding relationship for both companies."
    "CNET has been a key architect of the Internet, and it has been a pleasure to work with such an innovative company," said Doug Sylvester, E!'s Vice President, New Business Development, who was instrumental in negotiating the deal for E!. "We are indebted to CNET for their contributions and expertise, and look forward to our continuing association."
    E! Online has achieved a number of milestones in its first year, including surpassing seven million pages turned in June. The site has already spun off its first related service in Moviefinder (www.moviefinder.com), a one-stop movie site that offers a personalized recommendation engine; theater, television and video listings; up-to-the-minute news; and an extensive film database. E! Online has received both critical and popular acclaim, including being selected as one of PC MAGAZINE's "Best Of The Web," and winning the "People's Choice -- Most Entertaining Site" at NETGUIDE MAGAZINE'S

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E! Online - 3

annual awards for innovation on the net. Under editor-in-chief Lew Harris' direction, E! Online has fast become known for its live, in-depth, interactive coverage of major entertainment events, including being the exclusive webcast at the premieres of "Evita" and "Batman & Robin."
    CNET: The Computer Network is at the leading edge of media companies, integrating television programming with a network of sites on the World Wide Web. In both media, CNET provides authoritative information on computers, the Internet and digital technologies. CNET's Web sites combine breakthrough interactive technology with engaging content and design, and are widely accepted as setting new standards for excellence in the medium. The company's television programming, which airs on USA Network, the Sci-Fi Channel and in national syndication.
    E! Entertainment Television is the global authority for entertainment news and information. E! offers compelling celebrity interviews, talk shows, news, documentaries, behind-the-scenes, movie previews and the most comprehensive coverage of the entertainment industry's awards shows. Based in Los Angeles, E! is currently available to 44 million subscribers on 2,770 cable systems and direct broadcast satellite providers.

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